Exhibit 99.1

Press Release

April 24, 2008

Universal  Capital Management, Inc. Reports on Vystar Corporation
Contract

WILMINGTON, Del., April 24 /PRNewswire-FirstCall/ -- Universal Capital Management, Inc., (OTC Bulletin Board: UCMT) a publicly traded venture capital fund that provides emerging growth companies with management and strategic resources for successful growth, is pleased to announce that Vystar Corporation ("Vystar"), its newest portfolio company, has entered into a contract with Revertex Malaysia, the world's largest producer of pre-vulcanized rubber lattices and post vulcanizable latex compounds, to produce Vytex(TM) natural rubber latex (NRL).

Revertex is known for its expertise in producing some of the most stable latex compounds and is a supplier for many of the types of manufacturers that are waiting to introduce Vytex NRL into their product lines. As part of the contract, Vystar now has the cooperation of the Revertex staff, from sales to technical support, worldwide. William R. Doyle, Vystar's CEO, states, "This contract represents tremendous capacity to produce Vytex NRL and meet the growing demands of manufacturers who are currently evaluating this revolutionary product."

Universal Capital Management President and CEO, Michael Queen, stated, "Vystar's recent contract announcement with Revertex Malaysia further validates our belief that Vystar has the product and management team to become one of our more successful portfolio companies and reaffirms our belief that it has the potential to become a rapidly growing public company."

About Universal Capital Management, Inc.: Universal Capital Management, Inc. is a publicly traded Business Development Company created under the Investment Act of 1940. Its purpose is to assist its portfolio companies with funding and management to facilitate growth, and increase their value. Please refer to the company's website at http://www.unicapman.com \.

Forward-Looking Statements:

The information contained in this press release may contain "forward-looking statements." You can identify these statements by use of the words "may", "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," "believe," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to the following which could affect Universal Capital
Management, Inc. or one or more portfolio companies: general economic and business conditions, effects of continued geopolitical unrest, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patters, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control. The Company assumes no obligation to update publicly or revise any forward-looking statements.